REZNICK
GROUP





                            FINANCIAL STATEMENTS AND
                         INDEPENDENT ACCOUNTANTS' REPORT

                            BLESSED ROCK OF EL MONTE
                       (A CALIFORNIA LIMITED PARTNERSHIP)

                                DECEMBER 31, 2007

                            Blessed Rock of El Monte
                       (A California Limited Partnership)



                                TABLE OF CONTENTS

                                                                            PAGE

INDEPENDENT AUDITOR'S REPORT                                                   3

FINANCIAL STATEMENTS:

         BALANCE SHEET                                                         5

         STATEMENT OF OPERATIONS                                               7

         STATEMENT OF CHANGES IN PARTNERS' EQUITY (DEFICIT)                    9

         STATEMENT OF CASH FLOWS                                              10

         NOTES TO FINANCIAL STATEMENTS                                        11

                                  Reznick Group, P.C.       Tel: (301) 652-9100
                                  7700 Old Georgetown Road  Fax: (301) 652-1848
                                  Suite 400                 www.reznickgroup.com
                                  Bethesda, MD 20814-6224


                          INDEPENDENT AUDITOR'S REPORT


To the Partners
Blessed Rock of El Monte

         We have audited the accompanying balance sheet of Blessed Rock of El Monte (a California Limited Partnership) as of December 31, 2007, and the related statements of operations, changes in partners' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and the standards applicable to financial audits contained in GOVERNMENT AUDITING STANDARDS, issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Blessed Rock of El Monte as of December 31, 2007, and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.






   Atlanta o Austin o Baltimore o Bethesda o Birmingham o Charlotte o Chicago
                    Los Angeles o Sacramento o Tysons Corner

         As discussed more fully in note 8 of the financial statements, certain errors resulting principally in the overstatement of depreciation and amortization due to misallocation of building, deferred fees and organization cost, in prior years, were discovered by management of the Partnership during the current year. Accordingly, adjustments have been made to partners' equity (deficit) as of January 1, 2007, to correct the errors.



                                                     /s/ Reznick Group, P.C.
                                                     -----------------------

Skokie, Illinois                                  Taxpayer Identification Number
December 17, 2008                                          52-1088612


Lead Auditor: Jeff Dowd

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

                            Blessed Rock of El Monte
                       (A California Limited Partnership)

                                  BALANCE SHEET
                                December 31, 2007

Current assets
    Cash and cash equivalents                                       $   742,805
    Accounts receivable - tenants                                           697
    Accounts receivable - other                                           6,281
    Prepaid expenses                                                     16,709
                                                                    -----------

        Total rental property                                           766,492
                                                                    -----------

Deposits held in trust - funded
    Tenant security deposits                                             23,710
                                                                    -----------

Restricted deposits and funded reserves
    Mortgage escrow deposits                                             21,386
    Replacement reserve (note 3)                                        156,559
                                                                    -----------
        Total restricted deposits and funded reserves                   177,945
                                                                    -----------

Property and equipment (note 1)
    Land and land improvements                                        1,271,162
    Buildings                                                         8,099,384
    Furnishings                                                          57,645
                                                                    -----------
                                                                      9,428,191
    Less accumulated depreciation                                    (2,159,703)
                                                                    -----------
        Total property and equipment                                  7,268,488
                                                                    -----------

Other assets
    Deferred fees, net                                                   35,780
                                                                    -----------
        Total other assets                                               35,780
                                                                    -----------
        Total assets                                                $ 8,272,415
                                                                    ===========


                                   (continued)

                            Blessed Rock of El Monte
                       (A California Limited Partnership)

                            BALANCE SHEET - CONTINUED
                                December 31, 2007


                        LIABILITIES AND PARTNERS' EQUITY

Current liabilities
    Accounts payable                                                $    11,404
    Accrued management fee                                                3,882
    Accrued mortgage loan interest                                       13,883
    Accrued interest                                                     72,677
    Miscellaneous current liabilities                                    13,700
    Prepaid rent                                                          4,122
    Current maturities of long term liabilities (note 3)                 53,360
                                                                    -----------

        Total current liabilities                                       173,028
                                                                    -----------

Deposit liabilities
    Tenant security deposits                                             23,710
                                                                    -----------

Long-term liabilities
    Mortgage loan payable, net of current maturities (note 3)         2,309,685
    Notes payable (note 4)                                              681,525
    Grant loan payable                                                  400,000
    Accrued interest                                                    188,000
                                                                    -----------
        Total long-term liabilities                                   3,579,210
                                                                    -----------
        Total liabilities                                             3,775,948

Contingency (note 7)

Partners' equity (note 6)                                             4,496,467
                                                                    -----------
        Total liabilities and Partners' equity                      $ 8,272,415
                                                                    ===========

                        See notes to financial statements

                            Blessed Rock of El Monte
                       (A California Limited Partnership)

                             STATEMENT OF OPERATIONS
                          Year ended December 31, 2007


Income from rental operations
    Rental income - tenant, net                                      $  927,076
    Laundry and vending                                                  10,417
    Interest income                                                       7,330
    Miscellaneous revenue                                                 5,184
    Tenant charges                                                        1,313
                                                                     ----------

        Total income from rental operations                             951,320
                                                                     ----------

Administrative expenses
    Advertising and marketing                                               294
    Office expenses                                                      22,266
    Other renting expenses                                                  960
    Management fee                                                       44,489
    Manager salaries                                                     41,261
    Legal expenses - Project                                              4,316
    Bookkeeping fees                                                      1,000
    Audit expenses                                                        9,950
    Bad debts                                                                38
    Miscellaneous administrative expenses                                14,451
                                                                     ----------

        Total administrative expenses                                   139,025
                                                                     ----------

Utilities expense
    Electricity                                                          27,360
    Water                                                                25,609
    Gas                                                                  20,664
                                                                     ----------

        Total utilities expense                                          73,633
                                                                     ----------

Operating and maintenance expenses
    Payroll                                                              16,857
    Supplies                                                             40,304
    Contracts                                                            46,163
    Miscellaneous operating expenses                                        355
    Garbage and trash removal                                             6,229
                                                                     ----------

        Total operating and maintenance expenses                        109,908
                                                                     ----------


                                   (continued)

                            Blessed Rock of El Monte
                       (A California Limited Partnership)

                       STATEMENT OF OPERATIONS - CONTINUED
                          Year ended December 31, 2007


Taxes and insurance
    Real estate taxes                                                    11,816
    Payroll taxes                                                         7,355
    Property and liability insurance                                     37,439
    Fidelity bond insurance                                                 615
    Workers' compensation                                                 9,514
    Health benefits and other employee benefits                           5,865
    Miscellaneous                                                         4,864
    Property tax administrative cost                                         --
                                                                     ----------

        Total taxes and insurance                                        77,468
                                                                     ----------

Income before financial expenses, depreciation
  and amortization                                                      551,286
                                                                     ----------

Financial expenses
    Interest on mortgage loan payable                                   169,156
    Interest on notes payable                                            14,342
    Interest on grant loan payable                                       16,000
    Asset management fee                                                108,926
                                                                     ----------

        Total financial expenses                                        308,424
                                                                     ----------
Income before depreciation and amortization                             242,862
Depreciation                                                            212,807
Amortization                                                              6,899
                                                                     ----------
Net income                                                           $   23,156
                                                                     ==========

                        See notes to financial statements

                                            Blessed Rock of El Monte
                                       (A California Limited Partnership)

                               STATEMENT OF CHANGES IN PARTNERS' EQUITY (DEFICIT)
                                          Year ended December 31, 2007


                                    Managing                       Special
                                    General         General        Limited       Limited
                                    Partner         Partner        Partner       Partners         Total
                                   -----------    -----------    -----------    -----------    -----------

Partners' equity (deficit),
  December 31, 2006, as
  previously stated                $    (1,975)   $      (895)   $   (81,036)   $ 4,513,520    $ 4,429,614
Prior period adjustment                      9              9            906         90,568         91,492
                                   -----------    -----------    -----------    -----------    -----------

Partners' equity (deficit),
  December 31, 2006, as restated        (1,966)          (886)       (80,130)     4,604,088      4,521,106
Distributions                          (23,897)             -              -       (23,898)       (47,795)
Net income                                   2              2            229         22,923         23,156
                                   -----------    -----------    -----------    -----------    -----------

Partners' equity (deficit),
  December 31, 2007                $   (25,861)   $      (884)   $   (79,901)   $ 4,603,113    $ 4,496,467
                                   ===========    ===========    ===========    ===========    ===========


                                        See notes to financial statements

                            Blessed Rock of El Monte
                       (A California Limited Partnership)

                             STATEMENT OF CASH FLOWS
                          Year ended December 31, 2007

Cash flow from operating activities
    Net income                                                        $  23,156
    Adjustments to reconcile net income to net cash provided
      by operating activities
        Depreciation                                                    212,807
        Amortization                                                      6,899
        Changes in:
          Tenant security deposits                                        1,812
          Tenant accounts receivable                                        928
          Prepaid expenses                                                2,093
          Tenant security deposits liability                                 75
          Accounts payable                                                 (151)
          Accrued mortgage loan interest                                   (292)
          Accrued liabilities                                            (8,942)
          Accrued management fee                                          3,882
          Accrued interest payable on second mortgage                    30,342
          Prepaid rent                                                    3,426
                                                                      ---------

            Net cash provided by operating activities                   276,035
                                                                      ---------

Cash flows from investing activities
    Purchase of property and equipment                                   (9,883)
    Net change in escrow deposits                                        11,766
    Net change in replacement reserve                                   (21,729)
                                                                      ---------

            Net cash used in investing activities                       (19,846)
                                                                      ---------

Cash flows from financing activities
    Principal payments on mortgage payable                              (49,738)
    Distributions                                                       (47,795)
                                                                      ---------

            Net cash used in financing activities                       (97,533)
                                                                      ---------
            Net change in cash and cash equivalents                     158,656

Cash and cash equivalents, beginning                                    584,149
                                                                      ---------
Cash and cash equivalents, ending                                     $ 742,805
                                                                      =========


                        See notes to financial statements

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

                            Blessed Rock of El Monte
                       (A California Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2007

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Blessed Rock of El Monte (a California Limited Partnership) was organized on February 14, 1996 to acquire, construct, own and operate a 137-unit apartment project (the "Project") known as Blessed Rock of El Monte located in El Monte, California.

      The Project is eligible and qualifies for low-income housing tax credits in accordance with Section 42 of the Internal Revenue Code (the "Code") of 1986. Generally, the low-income housing credit is computed as a percentage of the qualified basis of the property including the rehabilitation and is allowed annually during a period of ten years commencing with the years the building is placed into service. In addition, in order to qualify for the credit, the Partnership must conform with certain occupancy standards as set forth in the Code.

      The following is a summary of significant accounting policies followed in the preparation of these financial statements:

      Property and equipment
      ----------------------

      Property and equipment is recorded at cost. The assets are being depreciated using the straight-line method over the estimated useful lives. The cost of maintenance and repairs is charged to income as incurred. Significant renewals and betterments are capitalized.

      Assets are depreciated over their estimated useful lives. The estimated service lives of the assets for depreciation purposes may be different than their actual economic useful lives.

                                                 Method         Estimated lives
                                              -------------     ---------------
                   Buildings                  Straight-line        40 years
                   Land improvements          Straight-line        15 years
                   Furnishings                Straight-line         5 years

      Management of the Partnership assesses the recoverability of property and equipment by determining whether the depreciation of such assets over their remaining lives can be recovered through projected undiscounted cash flows. The amount of impairment, if any, is measured based on fair value (projected discounted cash flows) and is charged to operations in the period in which such impairment is determined by management. To date, management has not identified any impairment of property and equipment.

                            Blessed Rock of El Monte
                       (A California Limited Partnership)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                                December 31, 2007


Deferred fees and Amortization
------------------------------

Loan fees are amortized over the term of the mortgage loan using the straight-line method. Accounting principles generally accepted in the United States of America require that the effective yield method be used to amortize financing costs; however, the effect of using the straight-line method is not materially different from the results that would have been obtained under the effective yield method. Tax credit fees are amortized over 15 years using the straight-line method.

Rental income
-------------

Rental income is recognized as rentals become due. Rental payments received in advance are deferred until earned. All leases between the Partnership and the tenants of the property are operating leases.

Tenant receivable and bad debt
------------------------------

Delinquent receivables are written off and included in bad debt expense in the period the balances are deemed to be uncollectible, which is generally after the tenant vacates.

Accounting principles generally accepted in the United States of America require that the allowance method be used to recognize bad debts; however, the effect of using the direct write-off method is not materially different from the results that would have been obtained under the allowance method.

Property taxes
--------------

Property taxes are expensed in the year of lien on the property such that twelve months of expense is charged to operations each period.

Cash and cash equivalents
-------------------------

For purposes of the statement of cash flows, the Partnership considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. At December 31, 2007, cash and cash equivalents consist of two unrestricted checking accounts and a petty cash fund.

                            Blessed Rock of El Monte
                       (A California Limited Partnership)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                                December 31, 2007


Use of estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Income taxes
------------

Blessed Rock of El Monte is a Partnership, and thus income, losses, and credits are recognized for federal income tax purposes by the individual Partners. Accordingly, no provision for federal or state taxes on revenue and income has been recognized in the accompanying financial statements.

Advertising costs
-----------------

Advertising costs are expensed as incurred. Advertising expense totaled $294 for the year ended December 31, 2007.

Reclassification
----------------

Certain prior year amounts have been reclassified to conform to the current year financial statement presentation. These reclassifications had no effect on the reported net loss of the Partnership.

Concentration of credit risk
----------------------------

The Partnership deposits its cash in financial institutions. At times, deposits may exceed federally insured limits. The Partnership has not experienced any losses in such accounts.

The Partnership's operations are concentrated in the multifamily real estate market. In addition, the Partnership operated in a heavily regulated environment. The operations of the Partnership are subject to the administrative directives, rules and regulations of federal, state and local regulatory agencies. Such administrative directives, rules and regulations are subject to change by an act of Congress. Such changes may occur with little notice or inadequate funding to pay for the related cost, including the additional administrative burden, if any, to comply with a change.

                            Blessed Rock of El Monte
                       (A California Limited Partnership)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                                December 31, 2007


NOTE 2 - DEFERRED FEES AND AMORTIZATION

      The costs incurred to obtain financing and tax credits have been capitalized and are being amortized. The balance of such costs at December 31, 2007 is as follows:
                                               Amortization
                                                  Period
                                               ------------
                Loan fees                        16 years          $     40,800
                Tax credit fees                  15 years                65,241
                                                                   ------------
                                                                        106,041

                Less: Accumulated amortization                          (70,261)
                                                                   ------------
                Net capitalized costs                              $     35,780
                                                                   ============

      As a result of a reevaluation of accumulated amortization through December 31, 2007 it was determined that excess amortization had been taken in prior years and a correction was made resulting in a net recovery amount of $9,256 for 2007.

NOTE 3 - MORTGAGE LOAN

     The Partnership has entered into a mortgage loan agreement in the original amount of $2,720,000. The loan agreement provides, among other things, for the following:

         a.   An interest rate of 7.05% per annum;
         b.   Monthly principal and interest payments of $18,188;
         c.   A balloon payment of $2,017,000 payable June 1, 2013;
         d.   A maturity date of June 1, 2013; and
         e.   The funding of a reserve fund for replacing assets of the Project.

                            Blessed Rock of El Monte
                       (A California Limited Partnership)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                                December 31, 2007


      Mortgage loan principal payments for each of the next five years and thereafter are estimated as follows:

                              2008                    $       53,360
                              2009                            57,245
                              2010                            61,414
                              2011                            65,887
                              2012                            70,686
                              Thereafter                   2,054,453
                                                      --------------
                                                      $    2,363,045
                                                      ==============

      The liability of the Partnership under the mortgage loan is limited to the underlying value of the property and equipment collateral in addition to other amounts deposited with the lender. For the year ended December 31, 2007, interest expense was $169,156, and accrued interest was $13,883 as of December 31, 2007.

      Replacement reserve
      -------------------

      In accordance with the Partnership Agreement, the Partnership is required to establish and maintain a replacement reserve account for the purpose of capital improvements. The reserve account is to be funded in the amount of $20,544 per year. As of December 31, 2007, the balance of the replacement reserve was $156,559.

NOTE 4 - NOTES PAYABLE

      Notes payable at December 31, 2007 consist of the following:

      A 4% note payable in the amount of $250,878, with a term of 15 years, is payable to El Monte Community Redevelopment Agency (RDA), secured by a deed of trust and rents from the Project. Payments of interest and principal are made annually beginning on April 1, 2003, and thereafter each April 1, until the outstanding principal balance of the note and all accrued interest are paid in full. Payments are to be paid from 50% of the residual rental income, as defined in the promissory note agreement. Payments, if any, are applied first to accrued interest and second to principal on the note. At December 31, 2007, accrued interest on the note was $51,141.

                            Blessed Rock of El Monte
                       (A California Limited Partnership)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                                December 31, 2007


      A 1% note payable in the amount of $430,647, with a term of 30 years beginning April 3, 1996, is payable to RDA for various development fees, secured by a deed of trust and rents from the Project. Commencing April 3, 1997, and thereafter on each April 3 for the following six succeeding years, payments of $4,239 were due. Payments increased to $8,478 April 3, 2004 and continue for the next seven succeeding years. On April 3, 2012, payments increase to $32,534 and continue for the next 14 succeeding years, or until paid in full. Payments to be paid from 50% of residual rental income, as defined in promissory note agreement. Payments first applied to interest. At December 31, 2007, accrued interest on the note was $21,536.

      Cash held for payment of notes
      ------------------------------

      The Partners' calculation of 50% of residual rental income for 2006 was $72,677. This amount was not confirmed by RDA, nor was the required payment made during 2007. The agent is currently attempting to confirm the amount due and forward the payment to RDA.

      Grant loan payable
      ------------------

      The Partnership received a loan of $400,000 on April 3, 1996 from the City of El Monte as part of a public program to ensure affordable housing for senior citizen tenants. Interest accrues on the principal amount at 4%, with a term of 55 years. The loan is secured by a deed of trust and rents from the Project. At maturity, the principal amount of the loan and all accrued interest shall be deemed discharged and waived by the City unless there is an occurrence of an event of default, as specified under the loan agreement. If default occurs, the City of El Monte is entitled to exercise its rights and the entire principal amount outstanding and any accrued interest could become due and payable at the option of the City of El Monte. Accrued interest at December 31, 2007 was $188,000.

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                            Blessed Rock of El Monte
                       (A California Limited Partnership)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                                December 31, 2007


      Accrued interest at December 31, 2007, is as follows:

                   4% note payable                        $     51,141
                   1% note payable                              21,536
                   Grant loan                                  188,000
                                                          ------------
                                                               260,677
                   Cash held                                   (72,677)
                                                          ------------
                   Accrued interest on second mortgage    $    188,000
                                                          ============

NOTE 5 - RELATED PARTY TRANSACTIONS

      Operational asset management fee
      --------------------------------

      The Partnership Agreement provides for an asset management fee equal to $10 per unit per month, to accrue to the Managing General Partner and is payable based on the cash flow provisions of the Partnership Agreement. The fee to be paid is cumulative if not paid each year. During the year ended December 31, 2007, $6,233 of operational asset management fees were incurred and paid. At December 31, 2007, no amounts remained payable.

      Asset management fee
      --------------------

      The Partnership Agreement provides for an asset management fee equal to 30% of Remaining Cash, as defined, to accrue to the Limited Partner and is payable based on the cash flow provisions of the Partnership Agreement. The fee to be paid is cumulative if not paid each year. During the year ended December 31, 2007, $68,279 was incurred and paid.

      Incentive management fee
      ------------------------

      The Partnership shall pay to the General Partner an incentive management fee equal to 40% of Remaining Cash, as defined. The incentive management fee shall be paid from available cash flow and does not accrue from year to year. For the year ended December 31, 2007, incentive management fees of $31,864 were incurred and paid.

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                            Blessed Rock of El Monte
                       (A California Limited Partnership)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                                December 31, 2007


      Reporting fee
      -------------

      The Partnership shall pay to each Limited Partner a reporting fee equal to 15% of the Cash Flow from Operations, as defined, but should not be less than $6,000 for each Limited Partner. The reporting fee shall be paid from available cash flow and accrues from year to year. For the year ended December 31, 2007, a reporting fee of $2,550 was incurred and paid.

      Management Fee
      --------------

      For the period January 1, 2006 through July 18, 2007, the Partnership's management agent was WNC Management, an affiliate of the General Partner (the "Former Agent"). Effective July 19, 2007, the Partnership entered into an agreement with Professional Property Management, LLC ("PPM"), an unrelated party (the "Agent"), in connection with the management of the Project's rental operations. For the year ended December 31, 2007, management fees expensed were $44,489, of which $3,882 remained payable.

NOTE 6 - PARTNERS' PROFIT, LOSSES, AND DISTRIBUTIONS

      In general, income (loss), tax credits and cash flow from operations are allocated 98.99% to the Limited Partners, .99% to the Special Limited Partner, .01% to the General Partner and .01% to the Managing General Partner.

      Income (loss) and cash flow from sources other than operations will be allocated pursuant to the terms of the Partnership Agreement regarding such.

NOTE 7 - CONTINGENCY

      The Project's low-income housing credits are contingent on its ability to maintain compliance with applicable sections of Section 42. Failure to maintain compliance with occupant eligibility, and/or unit gross rent, or to correct non-compliance within a specified time period could result in recapture of previously taken tax credits plus interest. In addition, such potential noncompliance may require an adjustment to the contributed capital by the Investor Limited Partner.

                            Blessed Rock of El Monte
                       (A California Limited Partnership)

                    NOTES TO FINANCIAL STATEMENTS - CONTINUED
                                December 31, 2007


NOTE 8 - RESTATEMENT OF BEGINING PARTNERS EQUITY (DEFICIT)

      During 2007 management determined that original costs related to building, deferred fees, and organization costs had been incorrectly allocated. As a result building costs and deferred fees were understated by $62,330 and $106,041, respectively, while organization costs had been overstated. After adjusting building, deferred fees and organization costs to reflect the correct allocations it was determined accumulated depreciation and amortization had been overstated in prior years by $79,927 and $11,565, respectively. As a result, net adjustments totaling $91,492 have been made to beginning partners' equity as of January 1, 2007, to correct for these errors.